Exhibit 99.1

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the fiscal third quarter 2008 and the three months ending June 30, 2008.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Bill Angrick, CEO

Good Afternoon,

As detailed in our press release, Q3 was a very productive quarter for LSI as we delivered strong financial performance, while also taking important steps to create long term value for our shareholders.

During the quarter we reported record GMV of $104.2 million, representing a growth rate of approximately 67% over the prior year. Excluding the acquired GovDeals and Geneva Group businesses, GMV grew approximately 29% over the prior year period.

Adjusted EBITDA grew 41% over the prior year period to $8.2 million for the quarter.

We also generated cash from operating activities of approximately $5.5 million during the quarter against only $500,000 of capital expenditures.

There were several highlights during the quarter:

GMV in our DoD surplus business grew 35% YOY.

GMV in our DoD scrap business grew 51% YOY and 27% sequentially.

GMV in our commercial business grew 18% YOY and GMV from our commercial consignment business grew 28% YOY and 18% sequentially during the June quarter.

Finally, our acquired GovDeals business generated approximately $20.9 million representing 31% sequential growth in consignment GMV business for the quarter. We continue to be excited by the progress we are making in building the leading online marketplace for the large and fragmented state and local government market sector.

Because of the focus and dedication of our employees, LSI is well positioned to grow despite a weakening economy due to our strong customer value proposition, overall diversification, and sound business model.

First, we have a strong customer value proposition. In the current economy corporations and government agencies are looking to operate more efficiently. Our online marketplaces enable our customers to generate a source of working capital by auctioning their surplus assets and excess inventory efficiently and transparently, without any upfront investment on their part. Indeed, our strong buyer base, which encompasses 2 million annual auction participants, is very compelling for sellers of surplus goods. We also provide sellers multiple, flexible pricing models to suit their needs, including consignment, profit sharing and purchase arrangements. We provide all the necessary valued added services to transport, warehouse, and sell goods which enables our client’s to reduce their own operating costs. Thus, LSI is an elegant solution to improve net cash flows and returns for corporations and government agencies. Finally, LSI uniquely supports our client’s increasing focus on stewardship of the environment. Our online sales programs reduce overall transportation and shipping costs (for sellers and buyers) and extend the life of goods that might otherwise enter the nation’s waste stream. We are proud of the role we play in delivering safe and compliant solutions for our corporate and government customers and believe this is a source of competitive advantage. Due to the growth of our buyer base and service offerings, we have erected strong competitive barriers around our revenue streams many of which are exclusive. During the quarter, we announced that LSI won the competitive re-compete of the DOD Surplus contract positioning LSI for an up to five year extension of this important program through 2013 which I’ll comment on in a moment.

Second, we continue to diversify and strengthen our business. At the time of our IPO in February of 2006 our DOD surplus business represented nearly 70% of our GMV.  In the current quarter our DOD surplus business represented approximately 20% of our GMV. This diversification is a result of our consistent, impressive growth in our other areas, including commercial, scrap and state and local government. During the quarter we also established a platform for growth in the European commercial market through the acquisition of the Geneva Group which was completed on May 1. This acquisition will enable us to serve major EU retailers and manufacturers and establishes a foothold with UK-based wholesalers and international export buyers in Europe and the Middle East.

Third, LSI has a sound business model with a demonstrated track record of delivering profitable growth and high returns on invested capital. The current quarter was our 23rd consecutive quarter of profitability. In our June quarter we generated free cash flow, net of capital expenditures, of approximately $5.0 million while invested capital was a negative $11.4 million. Our low capital intensity and high returns on invested capital is a result of our innovative business model and the focus of our management team on continuous improvement. Moreover, these results have been achieved while building the infrastructure to support a $1 billion plus GMV business, including the opening of seven new distribution centers over the past three years and transitioning to a public company operating environment.

I would also like to update you on our surplus contract with the DOD. We previously announced that LSI was the winning bidder in the re-compete of this contract. We are pleased to share with you that the new DoD Surplus contract was formally awarded to LSI on July 31, 2008. The new contract has a base term of three years with two one year options and enables LSI to extend its relationship with an important client and secure a multi-year source of attractive supply in our marketplace. Under the terms of the new contract LSI will pay DoD approximately 3.26% of the DoD’s original acquisition value for all useable surplus items referred and LSI will retain 100% of the profit from the re-sale of these items. Unlike the current contract, there is no requirement under the new contract to operate a separate, single purpose subsidiary entity. LSI will bear its own costs for merchandising and selling these items. We expect to remove and transport property items from DoD locations to LSI distribution center hubs where items will be screened and prepared for sale. This will require LSI to expand some of our existing facilities and open one to two new facilities in the first year of the contract, depending on DOD’s internal plans and space availability. In addition, will be developing new software and processes to sort and screen property items, in partnership with DoD, based on the new business rules of the surplus contract. We expect to begin selling property under the terms of the new surplus contract within approximately 90 days. Until then, LSI will continue to operate under the terms of the current interim sales contract under which LSI receives a 39.5% share of net proceeds.

I will now turn the presentation over to Jim Rallo, our CFO and Treasurer.

Thanks Bill

The Company continues to experience strong top line growth, as the amount of gross merchandise volume or GMV increased $41.9 million, or 67.2%, to $104.2 million for the three months ended June 30, 2008 from $62.3 million for the three months ended June 30, 2007, primarily due to (1) our DoD scrap business, which generated 32.4% of our revenue and 22.2% of our gross merchandise volume for the three months ended June 30, 2008, grew 50.9%; (2) our DoD surplus business, which generated 29.8% of our revenue and 20.4% of our gross merchandise volume for the three months ended June 30, 2008, grew 35.0%; (3) the acquisition of GovDeals, completed on January 1, 2008, which generated 2.1% of our revenue and 20.0% of our gross merchandise volume for the three months ended June 30, 2008; and (4) the acquisition of Geneva, which was completed on May 1, 2008.

Revenue increased $19.0 million, or 36.1%, to $71.5 million for the three months ended June 30, 2008 from $52.5 million for the three months ended June 30, 2007, primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $6.3 million, or 47.1%, to $19.6 million for the three months ended June 30, 2008 from $13.3 million for the three months ended June 30, 2007. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 27.4% from 25.3%. These increases are primarily due to (1) an increase in the volume of goods sold by existing sellers utilizing our purchase model; (2) a mix shift to apparel items, which realized a lower margin during the three months ended June 30, 2008; and (3) the acquisition of Geneva, which was completed on May 1, 2008 and utilizes the purchase model.

Profit-sharing distributions increased $6.6 million, or 37.8%, to $24.2 million for the three months ended June 30, 2008 from $17.6 million for the three months ended June 30, 2007. As a percentage of revenue, profit-sharing distributions increased to 33.9% from 33.4%. These increases are primarily due to 35.0% growth in our DoD surplus business and 50.9% growth in our DoD scrap business.

Technology and operations expenses increased $2.3 million, or 28.1%, to $10.4 million for the three months ended June 30, 2008 from $8.1 million for the three months ended June 30, 2007, primarily due to (1) the addition of 74 technology and operations personnel, the majority of whom were needed to support the increased volume of transactions and merchandise discussed above; (2) the acquisition of GovDeals, which was completed on January 1, 2008; and (3) the acquisition of Geneva, which was completed on May 1, 2008. As a percentage of revenue, these expenses decreased to 14.6% from 15.5%, primarily due to our growth in revenue, while leveraging our fixed expenses, such as programming personnel.

Sales and marketing expenses increased $0.9 million, or 25.7%, to $4.5 million for the three months ended June 30, 2008 from $3.6 million for the three months ended June 30, 2007, primarily due to (1) our hiring of 23 additional sales and marketing personnel; (2) $0.5 million in increased expenditures on marketing and promotional activities across our marketplaces; and (3) the acquisition of GovDeals, which was completed on January 1, 2008. As a percentage of revenue, these expenses decreased to 6.3% from 6.8%, primarily due to our growth in revenue, while leveraging our fixed expenses, such as marketing personnel.

General and administrative expenses increased $1.1 million, or 23.9%, to $5.8 million for the three months ended June 30, 2008 from $4.7 million for the three months ended June 30, 2007, primarily due to (1) expenses of $0.2 million related to the adoption of Statement 123(R); (2) costs of $0.1 million for travel related expenses associated with business development efforts; (3) expenses of $0.2 million associated with GovDeals, which was acquired on January 1, 2008; and (4) expenses of $0.3 million associated with Geneva, which was acquired on May 1, 2008. As a percentage of revenue, these expenses decreased to 8.2% from 9.0%, primarily due to our growth in revenue, while leveraging our fixed expenses, such as corporate staff.

The Company continues to have strong cash flow generation and growth.  LSI generated $5.5 million of operating cash flow, during the three months ended June 30, 2008, an increase of $9.1 million, over the $3.6 million used in operating activities during the three months ended June 30, 2007.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, increased $2.4 million or 41.3% to $8.2 million for the three months ended June 30, 2008 from $5.8 million for the three months ended June 30, 2007.

Adjusted net income increased $1.1 million or 35.1% to $4.5 million for the three months ended June 30, 2008 from $3.4 million for the three months ended June 30, 2007.

Adjusted diluted earnings per share increased $0.04 or 33.3% to $0.16 for the three months ended June 30, 2008, based on 28.2 million diluted weighted average shares outstanding, from $0.12 and 28.3 million diluted weighted average shares outstanding for the three months ended June 30, 2007.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

During the last 12 months, we also benefited from our ability to more effectively market assets to potential buyers; our marketing efforts along with the acquisition of GovDeals and Geneva resulted in a 46.1% increase in registered buyers to approximately 948,000 at June 30, 2008 from approximately 649,000 at June 30, 2007.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction,

increased to a record 499,000, including GovDeals and Geneva, for the three months ended June 30, 2008, representing an increase of 212,000 or 73.5% over the 287,000 Auction Participants for the three months ended June 30, 2007.

Completed Transactions, including GovDeals and Geneva, increased 100.7% to approximately 108,000 for the three months ended June 30, 2008 from approximately 54,000 for the three months ended June 30, 2007.

The Company continues to have a strong balance sheet.  At June 30, 2008, LSI had $51.3 million of cash, current assets of $79.5 million and total assets of $129.9 million.  The Company continues to be debt free with current liabilities of $32.4 million and long-term liabilities of $3.0 million, for total liabilities of $35.4 million at June 30, 2008.  Stockholders Equity totaled $94.5 million at June 30, 2008.

Capital expenditures during the three months ended June 30, 2008 were $0.5 million.  We expect capital expenditures to be less than $2.0 million for the fiscal year ended September 30, 2008.

The management team is providing the following guidance for the next quarter and fiscal year 2008.  The following forward-looking statements assume that current business trends and our operating environment continue, including (i) improvement in margins and product mix in our commercial business, (ii) continued improvement in inventory turnover within our commercial marketplace, (iii) start-up costs associated with the opening of our new distribution center in Bentonville, Arkansas, (iv) a seasonal slow down in the fourth quarter, and (v) our belief that we have yet to realize the full potential of our distribution center network, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than our target profitability.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We earned $1.4 million under this incentive feature for the 12 months ended June 30, 2008 and we recorded this amount in the quarter ended June 30, 2008.  We are eligible to receive this incentive in each year of the term of the Scrap contract.

Under our Surplus contract there are incentive features that allow us to earn up to an additional 4.5% of the profit sharing distribution above our base rate of 26%.  This incentive is measured quarterly during fiscal year 2008.  For the purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2008, we have assumed that we will receive a portion of the Surplus Contract incentive payments.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123(R), which we estimate to be approximately $1.2 million to $1.4 million for the fourth quarter of fiscal year 2008.

We expect GMV for fiscal year 2008 to range from $354 million to $356 million.  We expect GMV for the next quarter to range from $94 million to $96 million.

Our expected Adjusted EBITDA for fiscal year 2008 is unchanged from prior guidance.  We expect Adjusted EBITDA for the next quarter to range from $6.7 million to $6.9 million.

Our estimated Adjusted Earnings Per Diluted Share for fiscal year 2008 is unchanged from prior guidance.  For the next quarter, we estimate Adjusted Earnings Per Diluted Share to be $0.13.

As always, if anyone has any questions on the information that we have provided, or if there is information in the public domain, which appears to be inaccurate and we have noted such instances over the last several quarters, please call me or Julie Davis.

I will now turn our discussion back over to Bill.

Thanks Jim.

We are very pleased with our overall progress. We surpassed $100 Million of quarterly GMV for the first time. We now have approximately 2 million annual auction participants in our online marketplaces; and this metric grew 48% YOY, excluding acquisitions, in the June quarter which is a record for LSI.  Our team continues to strengthen LSI’s customer value proposition and grow our market share in both the commercial and government sectors. We have continued to erect competitive barriers around our solutions and significantly diversify our business. We are also making the necessary investments, today, to sustain our growth many years into the future.

I would also like to share with you our current assessment of FY2009 performance for the 12 months ending September 30, 2009. Based on current business trends, we expect to grow our GMV by 20-25% in FY2009, in line with our stated growth target. We expect to grow our adjusted EBITDA and net income by approximately 10% in FY2009 which reflects our expectation of reduced profitability in the short term related to the start-up and transition to the terms of our new DOD surplus contract. As we move through this phase in period during FY2009, we expect to achieve our historical EBITDA and net income annual growth rate target of approximately 25%.

In closing, LSI has a long track record of fiscal discipline and consistent performance. This has only been possible through the effort of our dedicated employees and the support of our shareholders as we build the leading online marketplace for surplus and salvage goods.

We thank you for your time and attention today and look forward to answering your questions at this time.